Exhibit 4.11
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
    The following is a brief description of the common stock, $0.01 par value per share (the “Common Stock”), of DXC Technology Company (“DXC” or the “Company”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).
Description of Common Stock
General
    The following descriptions of our Common Stock and of certain provisions of Nevada law do not purport to be complete and are subject to and qualified in their entirety by reference to our articles of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and the Nevada Corporation Law (“NCL”). Copies of our Charter and our Bylaws have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits 3.1 and 3.2, respectively, to our Form 10-K and Form 10-Qs. All of our outstanding shares of common stock are fully paid and non-assessable. Our common stock is listed on the New York Stock Exchange under the symbol “DXC.”
    DXC’s authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. DXC’s board of directors may establish the rights and preferences of the preferred stock from time to time as set forth in the DXC Charter. The DXC Charter does not authorize any other classes of capital stock.
    DXC has adopted and maintains equity incentive plans pursuant to which the Company is authorized to issue stock options, restricted stock and other stock-based incentives to employees and directors.
Common Stock
    Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by DXC stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by the Charter or the Bylaws.

Exhibit 4.11
    Dividends. Subject to the rights of any holders of DXC preferred stock, the holders of Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. However, if our board of directors grants rights of cumulative dividends to any series of preferred stock, the Charter limits the Company’s ability to take certain actions, including with respect to the payment of dividends on Common Stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of Common Stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of DXC preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, the Company may not purchase or redeem any shares of its capital stock.
    Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of Common Stock will be entitled to share ratably in all remaining assets. The Common Stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions are applicable to our Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that DXC may designate and issue in the future.
Limitations on Rights of Holders of Common Stock – Preferred Stock
    The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preferred stock and the possible terms of that stock.
    Our board of directors may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to the NCL, our board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock will be of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.
    Our board of directors has the power to issue DXC preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and our board of directors could take that action without stockholder approval. The issuance of DXC preferred stock could delay or prevent a change in control of DXC.

Exhibit 4.11
    If our board of directors grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of Common Stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series will be entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of DXC.
    In addition, so long as accrued dividends with respect to any series of DXC preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, the Company may not purchase or redeem any shares of its capital stock.
Anti-Takeover Effects of Various Provisions of Nevada Law and the DXC Charter and the DXC Bylaws
    Provisions of the NCL and the Charter and the Bylaws could make it more difficult to acquire DXC by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of DXC’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
    Blank Check Preferred Stock. Our board of directors has the power to issue DXC preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of DXC common stockholders, and our board of directors could take that action without stockholder approval. The issuance of DXC preferred stock could delay or prevent a change in control of the Company.
    Board Vacancies to be Filled by Remaining Directors. The Bylaws provide that any vacancies, including any newly created directorships, on the board of directors, may be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.
    Removal of Directors by Stockholders. The Bylaws and NCL provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.
    Stockholder Action. The Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. The Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.

Exhibit 4.11
    Advance Notice of Director Nominations and Stockholder Proposals. The Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in the Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in the Bylaws.
    Amendments to the DXC Charter and Bylaws. Under NCL, the Charter may not be amended by stockholder action alone. Amendments to the Charter must be approved by a board resolution and then approved by a majority of the outstanding capital stock entitled to vote. The Bylaws may only be amended by stockholders upon the affirmative vote of not less than a majority of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, the Bylaws may be adopted, amended or repealed by our board of directors.
    Nevada Anti-Takeover Statutes. DXC did not opt out of, and may be subject to Nevada’s Combination with Interested Stockholders Statutes (NCL Sections 78.411-78.444) which restricts or prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.
    No Cumulative Voting. The Charter prohibits cumulative voting in the election of directors.
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